EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Consumer Portfolio Services, Inc., to be filed on or about August 19, 2009, of our report dated March 31, 2009, which appears in the 2008 Annual Report on Form 10-K of Consumer Portfolio Services, Inc.

/s/ Crowe Horwath LLP

Costa Mesa, California
August 14, 2009